EXHIBIT 10.15

AMENDED AND RESTATED AGREEMENT

This Amended and Restated Agreement (the “Superceding Agreement”) dated as of April 9, 2010 by and between Linear Capital Asia Limited, Inc., having its principal place of business at 11693 San Vicente Blvd., Suite 824, Los Angeles, CA 90049 (together with its affiliates, subsidiaries, members, predecessors and successors, including, but not limited to Linear Group Holdings, LLC, collectively, “Linear”), Shandong Caopu Arts & Crafts Co., Ltd., a PRC corporation (“Caopu”) and China Shandong Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Linear and Caopu entered into an agreement dated October 7, 2008 (the “Original Agreement”) pursuant to which Linear advanced certain costs and expenses for the benefit of Caopu and the Company in the aggregate amount of $161,000 (the “Advances”).

WHEREAS, the parties hereto have determined to avoid possible litigation regarding disputes concerning the Original Agreement by entry into this Superceding Agreement which, among other items, supercedes and cancels in its entirety the Original Agreement and provides mutual releases of each party by the other.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and the acts herein described, it is agreed between the parties as follows:

1.           Conversion of Advances.  Upon execution of this Superceding Agreement by the parties hereto (the “Effective Date”), the $161,000 of Advances made by Linear shall automatically convert into 64,400 shares (the “Conversion Shares”) of the Company’s restricted common stock, par value $0.0001 per share, in full cancellation and satisfaction of the Advances and any and all other claims for funds and/or securities against Caopu, the Company and/or any of their respective affiliates to Linear and/or any of its affiliates.  The conversion price of the Advances into Conversion Shares shall be $2.50 per Conversion Share.  Such 64,400 Conversion Shares are subject to all reverse stock splits effectuated by the Company following the date of this Superceding Agreement and the Shares shall have piggy back registration rights with respect to selling shareholder registration statements filed by the Company with the SEC following the closing of the Company’s underwritten registration statement.  Linear must complete a standard selling shareholder questionnaire completed by the other selling shareholders.  In addition to the Conversion Shares and in full satisfaction of any and all other claims by Linear for fees, interest, payments and/or other owed funds, compensation and/or payments, Linear shall receive a 2 year warrant (the “Warrant”) to purchase 300,000 shares of Common Stock (the “Warrant Shares”) at an exercise price (the “Exercise Price”) equal to the higher of (i) the per share public offering price of a share of Common Stock in the Company’s proposed underwritten public offering of its securities of at least $5,000,000 gross amount of proceeds, and (ii) if no underwritten public offering of $5,000,000 gross amount has occurred, $2.50 per share (the “$2.50 Alternate Exercise Price”). The $2.50 Alternate Exercise Price of the Warrants shall be adjusted proportionately upwards for any reverse stock splits, and the number of Warrant Shares issuable upon exercise of the Warrant shall be adjusted proportionately downward for any stock splits. The Warrant shall not be exercisable until November 31, 2010.

2.           Linear acknowledges and understands that the certificates representing the Conversion Shares, the Warrant and the Warrant Shares will bear substantially the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT LINEAR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION.

3.           Release by the Company and Caopu.  As a material inducement to Linear to enter into this Superceding Agreement, and provided that neither Linear nor any Company Releasor (as defined below) breaches this Superceding Agreement and in return for Linear complying with its obligations under this Superceding Agreement, the Company and Caopu, for themselves and each of their respective affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, employee benefit plans and/or pension plans or funds, successors and assigns and their past, present or future officers, directors, trustees, fiduciaries, administrators, employees, agents, representatives, predecessors, and shareholders (collectively, the “Company Releasors”), hereby forever fully releases, discharges and acquits Linear, and any and all of Linear’s affiliates and related entities, parent and subsidiary corporations, divisions, members, employee benefit plans and/or pension plans or funds, successors and assigns and its and their past, present or future officers, directors, trustees, fiduciaries, administrators, employees, agents, representatives, predecessors, and members, including, but not limited to, Linear Group Holdings, LLC (collectively, the “Company Releasees”) from any and all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, which the Company and/or Caopu may have had, claims to have had, now has, may claim to have or claims to have, which are or may be based upon any facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring at any time on or before the Effective Date relating to the subject matter of this Superceding Agreement.

4.           Release by Releasee.  As a material inducement to the Company and Caopu to enter into this Superceding Agreement, and provided that no Company Releasor breaches this Superceding Agreement and in return for the Company and Caopu complying with their respective obligations under this Superceding Agreement, Linear, for itself and each Company Releasee hereby forever fully releases, discharges and acquits each and every Company Releasor from any and all claims, charges, demands, sums of money, actions, rights, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, which any Company Releasee may have had, claims to have had, now has, may claim to have or claims to have, which are or may be based upon any facts, acts, conduct, representations, omissions, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring at any time on or before the Effective Date relating to the subject matter of this Superceding Agreement.

5.           Non-Admission by the Parties.  It is specifically understood and agreed that this Superceding Agreement does not constitute and is not to be construed as an admission by either Party of:  (i) any violation of any federal, state or local law, statute or regulation; or (ii) the commission of any other actionable wrong.

6.           Notices.  Except as otherwise provided herein, all notices or other communications which are required or permitted hereunder shall be in writing and sufficient if successfully delivered by: (a) overnight courier with next business day delivery, or (b) by email or telecopier (with no error message resulting) as follows:

If to Linear, to:

Linear Capital Asia Limited, Inc.
c/o Linear Group Holdings, LLC
Attn.: Brad Stewart, Managing Member
11693 San Vicente Blvd., Suite 824
Los Angeles, CA 90049
Fax: (310)496-2935
Email: lineargrp@gmail.com

With a copy (which shall not constitute notice) to:

Frank Hariton, Esq.
1065 Dobbs Ferry Road
White Plains, NY 10607
Fax:(914) 693-2963
Email: hariton@sprynet.com

If to the Company, to:

China Shandong Industries, Inc.
Attn.: Jinliang Li, Chairman and Chief Executive Officer
No. 2888 Qinghe Road
Development Zone Cao County
Shandong Province, 274400, the People’s Republic of China
Fax:
Email:

With a copy (which shall not constitute notice) to:

Gusrae, Kaplan, Bruno & Nusbaum, PLLC
Attn: Lawrence Nusbaum, Esq.
120 Wall Street
New York, New York 10005
Fax: (212) 809-5449
Email: lnusbaum@gkblaw.com

or such other addresses, email addresses and/or telecopier numbers as shall be furnished in a writing signed by any party or, in the case of the law firms, furnished or published by such party, and any such notice or communication shall be deemed to have been given or served (i) the next business day after the date actually sent if sent via overnight courier,  (ii) upon successful transmission by email if delivered by email, or (iii) upon telecopier confirmation of delivery to addressee received by the sender if sent by telecopier.

7.           Breach.  Notwithstanding any provision herein to the contrary, the releases contained herein do not apply to any claim for breach of any provision of this Superceding Agreement.

8.           Cooperation.  The parties hereto agree to cooperate fully with one another in effecting and carrying out the terms and conditions of this Superceding Agreement.

9.           Further Assurances.  Each of the parties hereto from time to time, at the request and expense of any other party hereto and without further consideration, shall execute and deliver such other instruments and take such further action as the other party may require to more effectively complete any matter provided for herein.

10.         Agreement Enforceable.  Nothing contained herein is intended to prevent Linear, Caopu or the Company from enforcing this Superceding Agreement.

11.         No Reliance.  Neither the Company nor Linear is relying on any representations made by the other regarding this Superceding Agreement of the implications thereof.

12.         Confidentiality.  Each of the parties hereto agrees that the terms of this Superceding Agreement shall be kept confidential and shall not be disclosed to any third party at any time, other than to the parties’ attorneys, accountants, and persons with a business reason to know such terms on a need to know basis.  Moreover, this Superceding Agreement and its terms shall not be used or disclosed in any court, arbitration, or other legal proceeding, except to enforce the provisions of this Superceding Agreement.  Nothing herein, however, shall prohibit (i) the Company and/or Caopu from disclosing this Superceding Agreement and the contents hereof directly and/or indirectly in connection with any financing or reports required to be filed with the SEC and/or any other governmental and/or self-regulatory body, or (ii) any party or its attorney from responding to any inquiry by a securities regulator, including a securities regulator of the U.S. Securities and Exchange Commission, Finra, or any other self-regulatory organization, regarding this settlement or its underlying facts and circumstances. The Confidentiality provision is a material provision of this Superceding Agreement and a violation thereof shall constitute a material breach.

13.         Counterparts.  This Superceding Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.

14.         Binding Effect, Governing Law; Consent to Jurisdiction.  This Superceding Agreement shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Superceding Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable counsel fees and disbursements.

15.         Benefit and Burden.  This Superceding Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns.

16.         Amendments or Waivers.  This Superceding Agreement may not be modified, amended, or terminated except by an instrument in writing signed by each of the parties hereto.  No failure to exercise, and no delay in exercising, any right, remedy, or power under this Superceding Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Superceding Agreement preclude any other or further exercise thereof, or the exercise of any right, remedy, or power provided herein or by law or in equity.

17.         Severability.  If for any reason any provision of this Superceding Agreement is determined to be wholly or partly invalid or unenforceable, that shall not affect the validity and enforceability of the remaining provisions of this Superceding Agreement.

18.         Drafting.  The drafting and negotiation of this Superceding Agreement have been participated in by each of the parties, and for all purposes this Superceding Agreement shall be deemed to have been drafted jointly by each of the parties.  No ambiguity will be construed against any party for having “drafted” this Superceding Agreement.

19.         Entire Agreement.  Other than the Letter Agreement dated of even date herewith by and among the parties hereto, this Superceding Agreement constitutes the entire agreement and understanding reached by the parties regarding the subject matter of this Superceding Agreement.

20.         Past Attorneys’ Fees and Costs.  Each party shall bear its or his own attorneys’ fees and costs incurred in connection with this matter before and through the date of full execution of this Agreement.

21.         Representation by Counsel.  Each party is represented by counsel and has read and fully understands the terms of this Agreement.

22.         Signatures.  The parties hereby signify their agreement to the above terms by their signatures below.  The Parties execute this Superceding Agreement on his or its own behalf and represent that he or it has had an opportunity to consult with an attorney prior to signing this Superceding Agreement.

[signatures appear on next following page]

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

CHINA SHANDONG INDUSTRIES, INC.

By:	/s/ Jinliang Li
Name: Jinliang Li
Title: Chairman and Chief Executive Officer

SHANDONG CAOPU ARTS & CRAFTS CO., LTD.

By:	/s/ Jinliang Li
Name: Jinliang Li
Title: Chairman and Chief Executive Officer

LINEAR CAPITAL ASIA LIMITED
C/O LINEAR GROUP HOLDINGS, LLC

By:	/s/ Brad Stewart
Name: Brad Stewart
Title: Managing Member